                                                                    Exhibit 10.3

     Agreement dated as of December 31, 1993, between Medi-Ject Corporation, 1840 Berkshire Lane, Minneapolis, Minnesota, USA 55441 ("Medi-Ject"), and Ferring N.V., Pietermaai 15, Willemstad, Curacao, Netherlands Antilles ("Ferring").

     Medi-Ject is the owner of rights with respect to a needle-free device for subcutaneous administration of pharmaceutical drugs, the specifications for which are attached as Schedule A. Ferring wishes to have Medi-Ject further develop such device for the administration of recombinant human growth hormone ("hGH") in accordance with the specifications attached as Schedule B and, in connection therewith, to have exclusive rights with respect to the use and sale of such modified device in the Territory (as hereafter defined) for the administration of hGH.

The parties agree as follows:

1)   Definitions. As used in this Agreement, the following definitions will
     -----------
     apply:

     (a) "Affiliate: means any person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person or entity.

     (b) "Health Regulatory Agencies" means health regulatory agencies in the various countries in the Territory and the United States Food and Drug Administration.

     (c) "Product" means a device for subcutaneous administration of hGH meeting the specifications set forth in Schedules A and B with such modifications as may result from the development work to be carried out by Medi-Ject pursuant to Section 2 hereof and as submitted to and approved by Health Regulatory Agencies, and including any improvements thereon hereafter made by Medi-Ject or with respect to which Medi-Ject obtains rights.

     (d) "Regulatory Filings" means those registrations, applications and other filings with Health Regulatory Agencies by Medi-Ject or its Affiliates, or by Ferring or its Affiliates, now or hereafter existing during the term of this Agreement relating to the Product.

     (e) "Technology" means any proprietary information, including, without limitation, all techniques, processes, know-how, methods of analysis, formulations and any other information now or hereafter owned by Medi-Ject or its Affiliates, or in the possession of Medi-Ject or its Affiliates and with respect to which they have the right to license, which relate to the Product.

     (f) "Territory" means each and every country of Europe, now existing or hereafter created, and each and every country which was once a part of the U.S.S.R.

2.   Development Stage.
     -----------------

     (a) In consideration of the payments by Ferring pursuant to Section 2 (b) , Medi-Ject will use its best efforts diligently to develop the Product to meet the specifications set forth in Schedule B with a target completion date on or before July 1, 1994. During such development stage, Medi-Ject will provide Ferring with needle-free administration devices for the purpose of laboratory tests and pre-clinical trials. Ferring will provide Medi-Ject with the results of such tests and trials, which Medi-Ject may use as part of a Drug Master File in device applications with Health Regulatory Agencies.

     (b) Attached as Schedule C is a description of milestones for the development stage as well as performance criteria for the various milestones. In full consideration of the development work to be performed hereunder by Medi-Ject, Ferring will pay the following amounts:

          (i) $50,000 upon execution of this Agreement, receipt of which is acknowledged, which amount will be non-refundable;

          (ii) $50,000 upon successful completion of Stage 3 as set forth in Schedule C or May 1, 1994, whichever is earlier, which amount will be non-refundable;

          (iii) $50,000 upon successful completion of either Stage 4 or 5 as set forth in Schedule C, or if this has not occurred by December 31, 1994, $25,000 on December 31, 1994 and $25,000 upon such successful completion or June 30, 1995, whichever is earlier, which amounts will be non-refundable; and

          (iv) with respect to each of the following countries, the amount set forth opposite the name of the country upon the receipt of all technical and other regulatory approvals required in that country for the commercial introduction of the Product for the administration of hGH:

                 (A)    France      $10,000
                 (B)    Germany     $10,000
                 (C)    Italy       $15,000
                 (D)    Spain       $15,000

     If such approvals have not been received in France by January 31, 1995, in Germany by January 31, 1996 or in Italy or Spain by July 31, 1996, then one-half of the amount listed above shall be paid on the applicable respective date and the balance shall be paid upon receipt of approval or December 1, 1996, whichever is earlier. Such amounts will be non-refundable.

     (c) At any time prior to the receipt of all technical and other regulatory approvals referred to in Section 2(b)(iv) in one of the four countries listed in that Section, Ferring may, upon written notice to Medi-Ject terminate this Agreement, in which event neither party will have any further obligation to the other except with respect to Section 11 hereof, which obligation will survive the termination.

3.   Grant of Rights.
     ----------------

     (a) Medi-Ject grants to Ferring the exclusive rights in the Territory with respect to the Product and the Technology to use and market, but not manufacture, the Product for the administration of hGH, as well as the exclusive rights to cross-reference all Regulatory Filings relating to such use of the Product. Medi-Ject agrees to notify Health Regulatory Agencies of Ferring's right to cross-reference and to file all necessary documents required to allow Ferring to exercise such right.

     (b) Medi-Ject will communicate and deliver to Ferring all of the information, data and know-how relating to the Technology presently under Medi-Ject's control or that may come under the control of Medi-Ject hereafter during the term of this Agreement.

     (c) Medi-Ject will provide such technical assistance as may be reasonably requested by Ferring and shall cooperate with Ferring's efforts to obtain the necessary information, and to develop the necessary experience, to permit Ferring to utilize effectively the Technology and to obtain from Health Regulatory Agencies the necessary registrations to market the Product. Any reasonable out-of-pocket expenses incurred by Medi-Ject in providing such assistance or cooperation will be reimbursed by Ferring.

4.   Supplies.
     ---------

     (a)  Requirements.  Subject to the terms and conditions hereof, and
          ------------
following successful development of the Product, Medi-Ject will sell to Ferring, on an exclusive basis, for subcutaneous administration of hGH all of Ferring's requirements of the Product in the Territory.

     (b)  Forecasts.   At least 120 days prior to the first requested shipment
          ---------
date to Ferring and at six month intervals thereafter, Ferring will provide Medi-Ject with a forecast of its purchase requirements for the Product for the succeeding twelve months. Such forecasts will not be legally binding on Ferring but will be prepared in good faith and will represent Ferring's reasonable expectation of its purchase requirements for the forecasted year and Ferring will attempt, in good faith, to purchase the volume of the Product projected by such forecasts, it being understood, however, that there will be no minimum purchase obligation hereunder. The forecasts will be broken down on a quarterly basis and Medi-Ject will maintain an inventory sufficient to cover the forecasted requirements of Ferring for two quarterly periods.

     (c)  Maintenance of Supply.  If at any time Medi-Ject does not satisfy the
          ---------------------
requirements of the last sentence of Section 4 (b) , it shall immediately advise Ferring. If Medi-Ject is unable to cure the deficiency within ninety days following such advice, Medi-Ject shall immediately arrange for Ferring to receive the Product from an alternative source which shall be able to maintain an inventory of the Product sufficient to satisfy Ferring's requirements for a six month period as required pursuant to Section 4 (b). At such time as the inventory of the Product of Medi-Ject and of any alternative source arranged for by Medi-Ject aggregates less than the equivalent of Ferring's requirements of the Product for a period of three months, Ferring shall have the right to obtain an alternative source of its choice. In such event, Medi-Ject agrees to give Ferring such technical assistance on a confidential basis as is necessary to permit Ferring to obtain the benefits of this Section 4 (c), and shall reimburse Ferring for all reasonable expenses incurred by it in arranging for an alternative supply source including, without limitation, expenses incurred with respect to required regulatory approvals. Medi-Ject shall, 'in any event, give Ferring notice as far in advance as possible of any circumstances which have arisen or may arise which may cause the provisions of this Section 4 (c) to become operative. Ferring shall use reasonable efforts to terminate its purchase obligations relating to any agreement it may enter into with an alternate supplier selected by Ferring as promptly as possible after Medi-Ject has cured any supply deficiency.

5.   Product Price and Payments.
     ---------------------------

     (a)  Transfer Price.  The initial transfer price per unit of the Product
          ---------------
will be $225. Prices may be modified, but in no event more often than once every twelve months commencing one year after the initial order by Ferring for commercial sale. Any price increase shall in no event exceed the lesser of (i) three percent and (ii) the increase in the Producer Price Index, All Commodities, Not Seasonally Adjusted, as reported by the U.S. Department of Labor, Bureau of

Labor Statistics for the period from the date of this Agreement or the date of the last increase, whichever is later.

     (b)  Payment.  Payment of invoices will be in U.S. Dollars net thirty days
          --------
after receipt of goods.

6.   Orders and Shipment.  Following the initial order by Ferring for commercial
     --------------------
sale, orders for the Product will be placed by Ferring at six month intervals. All orders for the Product will be initiated by a purchase order sent to Medi-Ject by Ferring, it being understood that the terms of this Agreement take precedence over any terms contained in any purchase order. All orders within the current forecast will be deemed accepted by Medi-Ject upon receipt. For orders in excess of the forecast, any order not rejected by Medi-Ject within thirty days of receipt will be deemed accepted. Accepted orders will be shipped within ninety days after receipt or by the shipment request date set forth in the purchase order, whichever is later.

7.   Quality of Products.
     --------------------

     (a)  Quality.  The Products sold by Medi-Ject to Ferring pursuant hereto
          -------
will meet the respective specifications therefor submitted to and approved by the applicable Health Regulatory Agencies.

     (b)  Applicable Laws. The Products sold pursuant hereto will conform in all
          ----------------
respects to the applicable laws, regulations and approvals governing the manufacture of the Product, and Medi-Ject will assume full responsibility in connection therewith, provided that Medi-Ject's obligation under this Section 7(b) as to any labelling of the Product is limited to conforming to the labelling instructions specified by Ferring to Medi-Ject.

     (c)  Manufacturing Practices.  Medi-Ject agrees that the manufacture of the
          ------------------------
Products will be in accordance with good manufacturing practices as the same are established by applicable statutes and regulations.

     (d)  Quality Control Protocol.  Each shipment of the Products to Ferring
          ------------------------
will be accompanied by a quality control protocol certified as being in accordance with good manufacturing practices and a certificate specifying that the Products conform to the specifications therefor.

(e)  Non-Conforming Product. In the event that any quantity of the Products
     ------------------------
delivered to Ferring pursuant hereto fails to satisfy the requirements of this Section or fails to meet specifications agreed in writing by the parties Ferring may reject the same by giving notice to Medi-Ject within thirty days of Ferring's receipt of such Products. Such notice will specify the manner in which the Products fail to meet specifications or are otherwise defective. In the event of any dispute as to whether any quantity of the Products sold to Ferring fails to meet such requirements or such specifications or is otherwise defective, such dispute will be resolved by an independent testing organization acceptable to both Ferring and Medi-Ject, the costs of which will be borne by the losing party.

8.   Use of Name and Advertising. In the event the parties subsequently agree to
     -----------------------------
a design change in the outside sleeve for the Product solely for use by Ferring, all sales of the Product by Ferring, and all advertising related thereto, will be under a trademark, tradename or servicemark owned or approved by Ferring, and Medi-Ject will have no claim or right to any name, trademark, tradename, servicemark, goodwill or other intangible value resulting from such sales or advertising. If such change is not made, the Product will bear the name "Medi-Jector" which is solely the property of Medi-Ject.

9.   Representations, Warranties and Covenants of Medi-Ject.  Medi-Ject
     -------------------------------------------------------
represents, warrants and covenants that:

     (a)  Corporate Power. Medi-Ject has all requisite corporate power and
          ---------------
authority to enter into this Agreement and to consummate the transactions contemplated hereby.

     (b)  Rights. Medi-Ject has the right to grant to Ferring the rights granted
          ------
hereunder and to sell the Product to Ferring as contemplated hereby. Medi-Ject has not granted and will not grant any other right or license to use the Technology or use or sell the Product in the Territory for the administration of hGH during the term of validity of this Agreement.

     (c)  No Other Sales. Neither Medi-Ject nor any of its Affiliates will sell
          --------------
the Product or any products competitive with the Product to any other person, firm or corporation in the Territory for the administration of hGH during the term of validity of this Agreement, using its best endeavors to satisfy itself that any such usage is not intended by any prospective purchaser.

     (d)  No Infringement. The sale of the Product by Medi-Ject to Ferring, or
          ---------------
the use or sale of the Product by Ferring as contemplated hereby, will not involve, to the best knowledge of Medi-Ject, any infringement of any patent or other rights of any other person or entity.

     (e)  Independent Contractor. Medi-Ject is not authorized to and will not
          ----------------------
incur any liability for which Ferring may become directly, indirectly or contingently liable, nor will Medi-Ject hold itself out as having authority to represent or act on behalf of Ferring in any capacity whatsoever, nor will the relationship between Ferring and Medi-Ject be construed as a co-partnership, joint verture or principal-agent relationship.

10.  Representations, Warranties and Covenants of Ferring.  Ferring represents,
     -----------------------------------------------------
warrants and covenants that:

     (a)  Corporate Power. Ferring has all requisite corporate power and
          ---------------
authority to enter into this Agreement and to consummate the transactions contemplated hereby.

     (b)  Regulatory Affairs. etc. Ferring will be responsible for the
          -----------------------
maintenance of product licenses for the Product and other regulatory affairs. Medi-Ject will have no property rights with respect to any such licenses. Medi-Ject will have the right to cross-reference Ferring's Regulatory Filings solely for the purposes of a Drug Master File for the Product for administration of hGH in device applications with Health Regulatory Agencies. Ferring agrees to notify Health Regulatory Agencies of Medi-Ject's right to cross-reference and to file all necessary documents required to allow Medi-Ject to exercise such right.

     (c)  Independent Contractor. Ferring is not authorized to and will not
          ----------------------
incur any liability for which Medi-Ject may become directly, indirectly or contingently liable, nor will Ferring hold itself out as having authority to represent or act on behalf of Medi-Ject in any capacity whatsoever, nor will the relationship between Ferring and Medi-Ject be construed as a co-partnership, joint venture or principal-agent relationship.

11.  Confidentiality.
     ----------------

     (a) Each of the parties agrees to hold in confidence any confidential or proprietary information disclosed to it by the other. Each party will take such precautions as it normally takes with its own confidential or proprietary information to prevent the improper disclosure to an independent third party of information disclosed to it pursuant to this Agreement. Notwithstanding the preceding provision, the obligation of confidence with respect to information disclosed does not include:

          (i) information which, at the time of disclosure, is known to the recipient, as evidenced by records of the recipient;

          (ii) information which, at the time of disclosure, is published, known publicly, or is otherwise in the public domain;

          (iii) information which, after disclosure, is published, becomes known publicly or otherwise becomes part of the public domain through no fault of the recipient;

          (iv) information which has been or is disclosed to the recipient in good faith by 4 third party who was not and is not under any obligation of confidence or secrecy at the time of such disclosure; and

          (v) information which is required to be submitted to a governmental agency f or the purpose of obtaining product approval, provided that the recipient will make a good faith attempt to obtain confidential treatment by such agency.

     (b) Upon termination of this Agreement, each party will promptly return to the other any confidential or proprietary information disclosed to it by the other prior to termination and agrees to keep confidential such information for a period of five years after the effective date of such termination.

12.  Indemnification. Each party will indemnify and hold the other party
     ---------------
harmless from and against any and all claims, judgments, costs, awards, expenses (including reasonable attorneys' fees) and liabilities of every kind arising out of any breach by such party of its warranties and covenants or other obligations contained herein; provided that, with respect to product liability, Medi-Ject's liability will be limited to claims arising from its fault or negligence in manufacturing or delivering the Product and Ferring will be liable for any other such claims. Any party asserting a right to indemnification hereunder will notify the other party within thirty days of receiving notice of any third party claim, provide the other party with all available information and assistance and afford the other party the opportunity, at such other party's expense, to defend or settle the claim.

13.  Term and Termination.
     ---------------------

     (a)  Term. Subject to Section 2 (c) the term of this Agreement shall be for
          ----
a period of ten years from the date on which all necessary approvals and registrations have been obtained by Ferring to permit the marketing of the Product in France, Germany, Italy and Spain and may be extended at Ferring's option for additional periods of two years each, provided that not later than one year prior to the expiration date of any such period the parties will begin discussion of any appropriate modifications for the subsequent extension term.

     (b)  Termination. Subject to Section 2 (c), this Agreement may be
          -----------
terminated immediately upon written notice of termination given by:

          (i)  the non-defaulting party in the event that the other party:

                (1) commits a material breach or default under this Agreement (other than the payment of money when due), which breach or default is not remedied within 45 days after receipt of written notice thereof by the party in breach or default;

                (2) has made a material misrepresentation of any representation or warranty contained herein; or

                (3) under the laws of The Netherlands Antilles or the United States, (A) makes an assignment for the benefit of creditors, (B) permits the appointment of a trustee or receiver of all or a substantial part of its assets,
(C) admits in writing its inability to meet its obligations when due or commits any other act of bankruptcy or (D) institutes voluntary proceedings in bankruptcy or insolvency, or permits voluntary institution of such proceedings against it;

          (ii) Medi-Ject in the event that Ferring fails to make any payment of money to Medi-Ject when due and such failure continues for thirty days after receipt of written notice thereof, for purposes of this subparagraph (ii) each payment received from Ferring being credited against its longest past due payment obligation; or

          (iii) Ferring in the event that the use and sale of the Product by Ferring under the circumstances contemplated hereby results in an infringement of any patent or other proprietary right of any other person, firm or corporation.

     (c)  Continuation of Certain Rights. Termination of this Agreement or any
          ------------------------------
of the rights granted hereunder will be without prejudice to any rights of either party against the other that may have accrued to the date of such termination. Upon such termination, Medi-Ject will have the option, exercisable within twenty days of the effective date of such termination by notice thereof, to repurchase from Ferring any unsold Product at Ferring's total cost in connection therewith, including shipping costs, duties, taxes, and the like. If Medi-Ject does not repurchase the unsold Product from Ferring, Ferring will thereafter have the right to sell, for the sole purpose of subcutaneous administration of hGH, any units of the Product then remaining unsold.

14.  Information and Improvements.
     ----------------------------

     (a)  Medi-Ject Information. If at any time during the term of this
          ---------------------
Agreement Medi-Ject has any information concerning the Product or its use, including protocols, clinical studies, case records, statistical analyses and other pertinent information relating thereto, or develops any improvements to the Product, it will promptly communicate all details in respect thereof to Ferring, which will be entitled to use the same during the term of this Agreement.

     (b)  Ferring Information. If at any time during the term of this Agreement
          -------------------
Ferring has any information concerning the Product or its use, including protocols, clinical studies, case records, statistical analyses and other pertinent information relating thereto, or develops any improvements to the Product, it will promptly communicate all details in respect thereof to
                          -----------
Medi-Ject which will be entitled to use the same.

15.  Force Majeure. Neither party hereto will be liable for damages or otherwise
     -------------
for failure to satisfy or perform any obligation or duty to be satisfied or performed pursuant to the terms and provisions of this Agreement, if such failure is occasioned by act of God, war, civil disorder, strikes, labor disputes, acts or regulations of governmental agencies and authorities, or similar circumstances beyond the control of the party hereto who has failed to satisfy or perform. However, any such obligation or duty, although the satisfaction or performance thereof has been postponed pursuant to this Section, will remain in force and will be satisfied and performed pursuant to this Agreement as soon as such satisfaction and performance becomes legally and practicably possible.

16.  Arbitration. All disputes and controversies arising out of or relating to
     -----------
this Agreement, other than as provided in Section 7(e) hereof will be determined by arbitration in London, England in accordance with the Rules and Regulations of the International Chamber of Commerce by three arbitrators appointed in accordance with such Rules and judgment on the award rendered in such arbitration may be entered by any court having jurisdiction thereof. Any such arbitration shall be conducted in the English language.

17.  General Provisions.
     ------------------

     (a)  Assignability. This Agreement will be binding upon and inure to the
          -------------
benefit of the parties hereto and their successors and assigns. Neither the rights nor the obligations of Ferring and Medi-Ject hereunder may be assigned or delegated without the prior written consent of the other party, except that Ferring may, without consent, assign this Agreement to an Affiliate, and Ferring may also sublicense to an Affiliate the rights granted to it pursuant to Section 3 hereof.

     (b)  Governing Law. This Agreement will be governed by and construed in
          -------------
accordance with the laws of the State of Minnesota.

     (c)  Counterparts. This Agreement may be executed simultaneously in two or
          ------------
more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     (d)  Section Headings. All section headings herein are inserted for
          ----------------
convenience only and will not modify or affect the construction or interpretation of any provision of this Agreement.

     (e)  Amendment. This Agreement may be modified, amended and supplemented by
          ---------
mutual written agreement of the parties. Each party may waive any condition intended to be for its benefit. Each amendment, modification, supplement or waiver will be in writing signed by the party to be charged.

     (f)  Entire Agreement. This Agreement contains the entire agreement of the
          ----------------
parties regarding the subject matter contained herein. All prior agreements, negotiations and discussions between the parties which are not reflected or set forth in this Agreement are merged into this Agreement and have no force or effect.

     (g)  Severability. In case any one or more of the provisions of this
          ------------
Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

     (h)  Notices. All notices, requests, demands and other communications
          -------
hereunder will be addressed to the addresses set forth at the head of this Agreement and deemed to have been duly given upon receipt when delivered personally, mailed by registered mail, return receipt requested, or telexed or telefaxed with confirmed answer back or to such other -address designated in accordance with the foregoing.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                             Medi-Ject Corporation

                                             By____________________________



                                             Ferring N.V.

                                             By____________________________

                                  SCHEDULE A

                            Product Specifications
                            ----------------------



Medi-Ject has provided to Ferring technical drawings for the Medi-Jector EZ, copies of which are attached.

This model is currently under modification; the modified device is presently as the MJ6. Medi-Ject will, prior to March 31, 1994, provide Ferring, subject to Ferring's approval, comparable technical drawings for the MJ6, which drawings will then constitute Schedule A of this Agreement.

                                  SCHEDULE B

                            Ferring Specifications
                            ----------------------


Dose reading in International Units (IU) of hGH. The number scale will reflect
0.5 IU up to a total of 5.0 IU increasing in 0.5 unit increments. Total volume capacity will remain 0.50 ml.

Size of numbers in the dosage window will be increased at least fifteen percent.

Pictograms for dose reading, power setting and locked/unlocked function will be provided.

Any other modifications requested by Ferring will be agreed in writing by the parties. Ferring will pay all agreed costs for such modifications.

                                  SCHEDULE C

                                  Milestones
                                  ----------

Stage 1: Successful completion of an investigation regarding the formation of antibodies:
               ---------------------------

In a clinical setting, patients should be treated with jet injected growth hormone for several months and the anti-GH antibody tiers determined. Sufficient patients (30-50) should be treated with 6-7 administrations per week for at least 3 months (the shortest time antibody formation can be expected and successfully determined). Antibody formation is defined as 15% or more binding of the administered growth hormone to antibodies, corrected for the value at the start of the study.

Stage 2:       Successful completion of an investigation regarding
               local tolerance:
               ---------------

Normally this test is performed in rabbits. Since this is impossible to perform with the Medi-Jector, human data should be collected. These should come from 2 sources; in the antibody study the local injection site should be inspected and no reaction of the skin may occur. The other source is comparable data, generated by Medi-Ject with jet injected insulin.

Stage 3: Successful completion of an investigation regarding the effects of high pressure on hGH integrity:
               ---------------------------------------------

In a laboratory experiment the Medi-Jector loaded with reconstituted GH solution should be emptied in a suitable receptacle. The integrity of the collected GH, with regard to dimer, polymer, oxidized and diamidated forms, should be determined. This should be identical to those of the freshly reconstituted solution or at least fall within the limits as set for the final product.

Stage 4:       Successful completion of an investigation studying
               the bioequivalence of hGH by a s.c. injection as
                   ---------------
               compared to the administration with the product.

Bioequivalence should be proven between Medi-Ject injected and needle injected growth hormone. The study should be performed double blind, cross-over in 12-18 healthy volunteers as stated in the guidelines issued by the EC.

Stage 5:       Successful completion of a clinical efficacy study.
                                                   ---------------

This multicentre study should show the clinical efficacy of hGH delivered with the product in at least 100 patients with growth retardation due to growth hormone deficiency over a treatment period of at least 6 months.

Stage 6: Receipt of all technical and other regulatory approvals in France, Germany, Italy and Spain.

     Amendment dated as of October 26, 1994 to Agreement dated as of December 31, 1993 between Medi-Ject Corporation ("Medi-Ject") and Ferring NV ("Ferring") (the "Agreement").

     Medi-Ject is developing the Product (as defined in the Agreement) to meet the specifications set forth in Schedules A and B of the Agreement. The parties wish to provide for the development of additional modifications and to expand the Territory covered by the Agreement.

     The parties agree as follows:

     1)   Section 1 (c) of the Agreement is amended to read as follows:

          "(c) 'Product' means a device for subcutaneous administration of hGH meeting the specifications set forth in Schedules A and B hereof and Exhibit A to the Amendment dated as of October 26, 1994, with such modifications as may result from the development work to be carried out by Medi-Ject pursuant to
Section 2 hereof and pursuant to paragraph 2 of the Amendment dated as of October 26, 1994, and as submitted to and approved by Health Regulatory Agencies, and including any improvements thereon hereafter made by Medi-Ject or with respect to which Medi-Ject obtains rights."

     2) In consideration of the payment by Ferring to Medi-Ject of $150, 000 upon execution of this Amendment, receipt of which is acknowledged, Medi-Ject will use its best efforts diligently to develop the Product to meet the specifications set forth in Exhibit A hereto with a target completion date for a prototype model on or before October 24, 1995 and for a final production model on or before July 24, 1996. All costs in excess of $150,000, including for production molds and tooling, will be borne by Medi-Ject.

     3) The second sentence of Section 2(a) of the Agreement is amended to read as follows:

          "During such development stage and the additional development under paragraph 2 of the Amendment dated as of October 26, 1994, Medi-Ject will provide Ferring with needle-free administration devices for the purpose of laboratory tests and pre-clinical trials."

     4)   Section 1(f) of the Agreement is amended to read as follows:

          "(f) 'Territory' means each and every country of the world other than the United States, Canada, Japan and Korea; provided, however, that Medi-Ject will afford Ferring a first right of refusal with respect to Korea before granting to any third party the rights in such country with respect to the Product and the Technology to use and market the Product f or the administration of hGH."

     5) In consideration of the amendment referred to in paragraph 4 hereof, Ferring is paying to Medi-Ject $50,000 upon execution of this Amendment, receipt of which is acknowledged. Subject to the last sentence of this paragraph, Ferring will use its best efforts to obtain regulatory approvals for the Product and to commercialize the Product after obtaining such regulatory approvals in the countries in the Territory. Ferring will pay to Medi-Ject $40,000 upon the first commercial sale of the Product in each country not included in the definition of the Territory as originally defined in the Agreement (the "New Countries") (such payment is herein referred to as a "Commercialization Licensing Fee"). Upon Ferring paying to Medi-Ject five such Commercialization Licensing Fees, a cumulative amount of $200,000, no further Commercialization Licensing Fee shall be payable. If, after one year following the completion date f or the final production model f or the Product, commercial introduction of the Product has not taken place in. at least five New Countries, Ferring will pay to Medi-Ject the amount of $100,000 less the sum of any payments previously made pursuant to the preceding provisions of this paragraph 5, and the balance with respect to such number of New Countries less than five in which commercial introduction has not taken place will be paid on commercial introduction. Any payment pursuant to the preceding sentence will be applied pro rata to the number of New Countries less than five for which no payment had previously been made during the one-year period. If, however, prior to the end of one year following the completion date for the final production model for the Product, there have occurred significant changes in the market for hGH such that commercial introduction of the Product is not, in the reasonable judgment of Ferring, commercially viable, Ferring may, without further payment of any Commercialization Licensing terminate its rights with respect to the New Countries.

     6) In all other respects the Agreement shall remain in full force and effect.

                                             Medi-Ject Corporation

                                             By____________________________


                                             Ferring NV

                                             By____________________________

                                   EXHIBIT A
                                   ---------

          SPECIFICATIONS FOR A "POWER SETTING" READING IN THE FERRING
                          SPECIFIC MEDI-JECTOR MJ6-F

Functional specification
------------------------

The power setting reading should allow, through mechanical or electronic means, reading of the set power of penetration, in a window or comparable device, on the outside of the Medi-Jector.

Setting the power - Power settings will cover the range of power settings currently in the Medi-Jector device with discrete power setting stepped readout or a continuum of adjust ability with not less than 5 discrete steps as a readout.

Specification of design
-----------------------

The power setting readout should be in a window, comparable to that for dose readout, and adjacent to the existing readout or as a LCD window that incorporates both dosage and power as unique and separate readouts.

A mechanical readout of the power setting is desired for regulatory reasons if feasible within the existing or modified housing of the device. However, either an electrical or a mechanical solution is acceptable.

The design of the MJ-6F will be compatible and consistent with the targeted patient population of children from six (6) to eighteen (18) years of age. It is understood that the current Medi-Jector EZ device is considered consistent with the targeted patient population.

     Amendment dated as of June 30, 1997 to Agreement dated as of December 31, 1993, as amended, between Medi-Ject Corporation ("Medi-Ject") and Ferring GmbH ("Ferring") (as successor in interest) (the "Agreement").

     The parties agree that the Agreement is amended as follows:

     1.   Section 1 (c) of the Agreement is amended to read as follows:

          "(c) 'Product' means a device for subcutaneous administration of hGH meeting the specifications for the components thereof set forth in Exhibits A (MJ6-B or Zomajet 2), B (needle-free syringe for the device described in Exhibit
A), C (adapter for the device described in Exhibit A) and D (adapter cap for the device described in Exhibit A) to the Amendment dated as of June 30, 1997, with such modifications as may result from the development work to be carried out by Medi-Ject pursuant to Section 2 hereof, and as submitted to and approved by Health Regulatory Agencies, and including any improvements thereon hereafter made by Medi-Ject or with respect to which Medi-Ject obtains rights, excluding any such improvements which result in a device materially smaller than the device described in Exhibits A and B. Until first delivery of the Product as defined in the preceding sentence to Ferring, expected January 1, 1998, the Product shall meet the specifications set forth in Schedules A and B (MJ4) to the Agreement as initially executed as of December 31, 1993."

     2.   Section 2(a) of the Agreement is amended to read as follows:

          "(a) Medi-Ject will use its best efforts diligently to develop the Product to meet the specifications set forth in Exhibits A, B C and D to the Amendment dated as of June 30, 1997 with a target completion date on or before January 1, 1998. Medi-Ject will provide Ferring with such number of needle-free administration devices as the parties may reasonably agree for the purpose of laboratory tests and pre-clinical trials. Ferring will provide Medi-Ject with the results of such tests and trials, which Medi-Ject may use as part of a Drug Master File in device applications with Health Regulatory Agencies."

     3. Section 5(a) of the Agreement is amended by deleting the first sentence and inserting in lieu thereof the following:

          "(a) Effective July 1, 1997, the transfer price per unit of the Product as defined in the second sentence of Section 1(c) will be $230.40.

          The initial transfer price per unit for each component of the Product as defined in the first sentence of Section 1(c) will be $230.40 for the Zomajet 2, $2.00 for the needle-free syringe, and $1.40 for the adapter and $.25 for the adapter cap, with the adapter and adapter cap packaged sterile together in a one to one ratio."

     4.   Section 5(b) of the Agreement is amended to read as follows:

          "(b)  Payment. Payment of invoices will be in U.S. Dollars net thirty
                -------
days after receipt of goods meeting the applicable specifications."

     5. Section 7 of the Agreement is amended by adding a new subsection (f) to read as follows:

          "(f)  Warranty. Notwithstanding anything to the contrary contained
                --------
Medi-Ject warrants that for a period of one year from the date a Product is delivered to the end user thereof (but, with respect to any Product delivered to Ferring after June 30, 1997, in no event more than two years from the date of delivery to Ferring) such Product shall be free from defects in material and workmanship. Medi-Ject will replace any defective Product free of charge."

     6. The Agreement is amended by adding a new Section 8A to read as follows:

          "SA. Adapter Molds. Ferring has paid Medi-Ject for expenses related to
               -------------
the production of cavity molds for the manufacture of adapters and adapter caps meeting the specifications set forth in Exhibits C and D to the Amendment dated as of June 30, 1997, which molds shall be the property of Ferring (subject to Medi-Ject's rights under the following two sentences) but shall remain in the control of Medi-Ject. Medi-Ject shall retain the right to use adapters and adapter caps produced from such molds for research and development purposes. Medi-Ject shall also have the right to sell adapters and adapter caps produced from such molds to third parties for resale or use with drugs other than human growth hormone drugs with Medi-Ject needle-free drug delivery systems other than the Product; provided that Medi-Ject shall pay to Ferring a fee of $.10 per unit sold to third parties on all sales in excess of 100,000 units. Such fees shall be paid by Medi-Ject within 45 days after the end of the semi-annual period to which such fees apply accompanied by a report showing the amount and calculation of the fees."

     7. If in any country of the Territory in which Ferring is not marketing recombinant human growth hormone, Medi-Ject has the opportunity to sell the Product to a third party for the administration of human growth hormone, the parties will in good faith discuss appropriate terms under which Medi-Ject may market the Product in such country.

     In all other respects, the Agreement shall remain in full force and effect.

                                             Medi-Ject Corporation

                                             By: ______________________


                                             Ferring GmbH

                                             By: ______________________

                                   EXHIBIT A
                                   ---------

         SPECIFICATIONS FOR A MEDI-JECTOR 6B (or Zomajet 2) POWER PACK


Functional specification, power pack
------------------------------------

The power pack will be cylindrically shaped with no exposed external metal body housing components at either the fully compressed or at the fully unwound spring setting. The cylindrical portion of the power pack proximal to the connection point for the disposable front end chamber (DFEC) will at the dosage window be approximately 1. 15 inches along its smallest diameter and approximately 1.20 inches at its biggest diameter. These diameters represent approximate measurements close to the dosage label display window and indicate a slight deformation of the cylindrical shape by increasing the diameter in one orientation to accommodate the lens. The device will accept a plastic disposable front end chamber that will connect to the power pack via a bayonet connection requiring less than 90(degrees) of rotation.

Power settings will cover the range of power settings currently in the Medi-Jector device with discrete power setting stepped readout or a continuum of adjustability with not less than five (5) discrete steps as a readout.


Design specification, power pack
--------------------------------

The dosage display will be mechanical and will require the viewing of a dosage label through a lens. The display will be at least equal to the MJ4 dosage display in terms of the size of the numbers displayed. The power setting, if adjusted, will change the dosage displayed, and this may happen without changing the actual dosage that the device will deliver.

The design of the device will be compatible and consistent with targeted patient population of children from six (6) to eighteen (18) years of age. It is understood that the current MJ4 device

(Medi-Jector EZ device) is consistent with this specification and a similar device would be also consistent with this intended use and patient population.

Attached part drawing is for reference only and subsequent revision level changes to such drawing will not invalidate contract or reference to such part drawing.

                                   EXHIBIT B
                                   ---------

            SPECIFICATIONS OF DISPOSABLE FRONT END CHAMBER ("DFEC")
                       FOR MEDI-JECTOR 6B (or Zomajet 2)


Functional specification, disposable front end chamber (DFEC)
-------------------------------------------------------------

The disposable front end chamber (DFEC) will consist of three parts: the injector tip, the plunger and the seal. The injector tip and plunger will be made of polycarbonate plastic resin and the seal will be made of nitrile rubber. The DFEC will serve as the means with which the power pack holds drug to be injected. The DFEC is the part of the needle-free injection system which comes in contact with the injection site. The DFEC assembly will be singly packaged and provided sterile and pyrogen free. The DFEC will be used for seven (7) injections or one week, whichever comes first. The components of the DFEC include the injector tip, the plunger and the seal, which will each be biocompatible as appropriate for a transient contact, blood path indirect, medical device. The DFEC will be compatible with recombinant human growth hormone, The materials used for the components and packaging of the DFEC will be compatible with the sterilization method chosen for the assembly.


Design specification, disposable front end chamber (DFEC)
---------------------------------------------------------

The disposable front end chamber (DFEC) will be designed such that it can connect to the Medi-Jector 6B (Zomajet2) power pack. The DFEC will allow approximately 1/3 of a total dose to be visible to the user. In general, the DFEC will be cylindrical in form, with pronounced variations in diameter to accommodate a means for adapter connection and positioning as well as positioning on the power pack. The adapter connection with the DFEC will be via a rotational motion.

The design of the DFEC will be compatible and consistent with targeted patient population of children from six (6) to eighteen (18) years of age. It is understood that the current MJ4 device

(Medi-Jector EZ device) front end chamber is consistent with this specification and a similar disposable system would be also consistent with this intended use and patient population.

Attached part drawing is for reference only and subsequent revision level changes to such drawing will not invalidate contract or reference to such part drawing.

                                   EXHIBIT C
                                   ---------

          SPECIFICATIONS OF ADAPTER FOR MEDI-JECTOR 6B (or Zomajet 2)


Functional specification, adapter
---------------------------------

One end of the adapter is intended to connect with the drug vial will have a hollow spike. The opposite end of the adapter will connect to the DFEC to serve as a connection to facilitate the aspiration of human growth hormone from a vial (or bottle) into the DFEC. The adapter components will be made of polycarbonate plastic resin and elastomeric silicone. The adapter will be singly packaged and provided sterile and pyrogen free. The adapter components will be compatible with human growth hormone under the usage conditions currently in practice with the MJ4 adapter. The materials used for the components and the packaging of the adapter will be compatible with the sterilization method chosen for this assembly.

Design specification, adapter
-----------------------------

The adapter will be cylindrical in shape and will connect to a drug vial with a 20-mm finish. The sides of the adapter will shroud a spike that is intended to penetrate the drug vial, and this spike will allow the aspiration of drug out of the drug vial. The adapter portion that is designed to connect with the DFEC shall create a liquid path allowing the aspiration of drug into the DFEC.

The design of the adapter will be compatible and consistent with targeted patient population of children from six (6) to eighteen (18) years of age. It is understood that the current MJ4 device (Medi-Jector EZ device) has an adapter that is consistent with this specification and a similar assembly would be also consistent with this intended use and patient population.

Attached part drawing is for reference only and subsequent revision level changes to such drawing will not invalidate contract or reference to such part drawing.

                                   EXHIBIT D
                                   ---------

        SPECIFICATIONS OF ADAPTER CAP FOR MEDI-JECTOR 6B (or Zomajet 2)


Functional specification, adapter cat)
--------------------------------------

The adapter cap will connect to the adapter, opposite to the adapter/vial connection and it will serve as a closure to prevent access to the drug and vial. The adapter cap will be made of polycarbonate plastic resin. The adapter cap will be singly packaged and provided sterile and pyrogen free. The adapter components will be compatible with human growth hormone under the usage or packaging conditions in practice during 1997 with the MJ4 adapter assembly. The materials used for the components and the packaging of the adapter assembly will be compatible with the sterilization method chosen for this assembly.


Design specification, adapter cap
---------------------------------

The adapter cap will be cylindrical in shape and will connect to the adapter end that is designed to connect with the DFEC. The connection is intended to prevent any liquid from expelling from the adapter when it is connected to a vial (or bottle) of human growth hormone under normal storage conditions.

The design of the adapter cap will be compatible and consistent with targeted patient population of children from six (6) to eighteen (18) years of age. It is understood that the current MJ4 device (Medi-Jector EZ device) has an adapter cap that is consistent with this specification and a similar assembly would be also consistent with this intended use and patient population.

Attached part drawing is for reference only and subsequent revision level changes to such drawing will not invalidate contract or reference to such part drawing.

     Amendment dated as of August 15, 1998 to Agreement dated as of December 31, 1993, 29 amended, between Medi-Ject Corporation ("Medi-Ject) and Ferring GmbH ("Ferring") (the "Agreement).

     The parties agree that the Agreement is amended as follows:

     1.   Section I (f) of the Agreement is amended to read as follows:

          "(f) "Territory" means each and every country of Europe now existing or hereafter created, and each and every country which was once port of the USSR."

     2. Section 5 of the Amendment dated as of October 26, 199A to the Agreement is deleted in its entirety.

     3. In consideration of the foregoing amendments, Medi-Ject is paying to Ferring $75,000 upon execution of this Amendment As additional consideration Medi-Ject agrees to pay to Ferring a fee equal to 10% of Medi-Ject's Net Sales of the Product in countries outside of the Territory, other than the United States, Canada, Japan and Korea, until Ferring has received an aggregate amount of $75,000. "Net Sales" means the gross amount invoiced on sales of the Product less returns. sales taxes and cash and trade discounts. Such fees shall be paid by Medi-Ject within 45 days after the and of the quarterly annual period to which such fees apply accompanied by a report showing a calculation of the amount and fees. Medi-Ject will afford access to Ferring and its representatives, not more often than once in any calendar year, upon reasonable notice, to the books and records of Medi-Ject as they relate to Net Sales solely for the purpose of verifying the correctness of such information.

     4. Medi-Ject acknowledges that Ferring has provided to it certain highly confidential technical information relating to Ferring's application of the Product for the administration of human growth hormone, which information, subject to the provisions of Section 11 of the Agreement, may be useful to Medi-Ject in registering the Product with Health Regulatory Agencies in countries outside of the Territory or for related purposes. Medi-Ject will give Ferring written notice prior to using any such information for such purposes and will cooperate with Ferring in devising procedures to maintain strict confidential treatment of such information.

In all other respect the Agreement shall remain in full force and effect.

                                        Medi-Ject Corporation

                                        By_____________________________


                                        Ferring GmbH

                                        By_____________________________

Agreement, may be useful to Medi-Ject in registering the Product with Health Regulatory Agencies in countries outside of the Territory or for related purposes. Medi-Ject will give Ferring written notice prior to using any such information for such purposes and will cooperate with Ferring in devising procedures to maintain strict confidential treatment of such information.

In all other respect the Agreement shall remain in full force and effect.

                                        Medi-Ject Corporation

                                        By_____________________________


                                        Ferring GmbH

                                        By_____________________________